Omagine, Inc.

Interview with Frank J. Drohan, CEO and President, June 21,
2010, conducted by Al O'Grady for the Small Cap Show produced by Agoracom

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Al O'Grady:  Welcome to the show everyone. My name is Al O'Grady and for the next few moments I will be talking to the president and CEO of Omagine, Mr. Frank Drohan. Omagine is involved in a multi-billion dollar development project in Oman. The Company's majority owned subsidiary is responsible for designing, developing, building, owning and operating this massive project and we'll be talking about the latest developments in just a moment.

Omagine trades on the Over-The-Counter Bulletin Board under the symbol OMAG.

Mr. Drohan, thanks for joining us.

Drohan:  Hi Al. How are you? Nice to talk to you again.

O'Grady: Yes, good to talk to you as well Frank. Frank, it has been a while since the last time we talked. For the benefit of someone that's new to this story, give us some background. Tell us more about this massive project, and more importantly, where you are right now with this.

Drohan:   Well where I am right now physically - I am in the
country of Oman. And, where we are with the project is really an exciting story to tell because we've been working for, I don't know, two or three years now to get this Development Agreement finally signed -- which essentially is a contract between us and the government of Oman with respect to the ownership and development of the Omagine Project which you described.

The project, quickly, is probably one of the best locations, if not the best location in the country of Oman. It's near the airport. It's on the beach. It's 250 acres of land. We have a special deal with the government with respect to buying and owning the land. We've put together a partnership here - we have actually a wholly owned subsidiary called Omagine Inc. now [Note: subsidiary is Omagine LLC] which we are going to sell 49.5% to some local investors. Those local investors include CCC, which is a $5 billion international construction company;
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they are going to wind up doing the construction for us.  The
Bank of Muscat, which is the largest financial institution in the country. And the Sultan himself, Sultan Qaboos, the ruler of the country of Oman who is going to be our partner as well. So we have a really great team of local investors. We have really great property. We have a terrific design concept. We hired Baker, or will shortly hire Baker - Michael J. Baker out of Pittsburgh -- as the designers and engineers. They are a $600 million dollar design/program management company. So you can see what we've done Al. We've surrounded ourselves with very big players that are able to really execute and deliver on what it is that we are trying to do. And we're really excited by it. In order to get started we have to get the Development Agreement signed and we've been struggling for years to get that done. It has been an arduous negotiation, but nevertheless it has come to a conclusion about a week and a half ago, and we are weeks away probably from signing the Development Agreement.

O'Grady: OK, you said about a week and a half ago. For the benefit of someone listening to this interview the date of today's reporting is Monday, June 21, 2010.

You just filed an 8-K last week and as you said your negotiations with the Government of Oman are done. So where do you go from here? I'm thinking the short term, Frank, say the next three to six months.

Drohan: The filing of the 8-K seems like a very good thing, a very mundane statement - OK, we concluded the negotiations.
But for us it was a very, very big deal because when you think about our project, we always call it a $1.9 - $2 billion project. But essentially in five to six years you'll have $4 billion dollars in cash coming in and $2 billion in expenses going out, netting approximately 2 -- $1.5 billion left over. This was a big undertaking for us. We're going to take our company I think from a standing start to two hundred miles an hour. And it's also a big undertaking for the Government of Oman. They want to be very careful to make sure of our credentials and bona fides and make sure we have good design, good financing -- and all of those things that it takes to get such a job done. So the 8-K announcement, while it was, as my shareholders are used to hearing from me - I don't put out a lot of news unless I have some news - it was momentous news for us because concluding the Development Agreement means that's where we can now start the development. Now there's a month -- three
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weeks to a month and a half of bureaucratic stuff that has to occur within the government just to get papers and boxes checked. But we'll be signing the Development Agreement I probably think in July and August. Immediately after that we are going to start the design processes, hiring staff, getting people geared up to do this project.

O'Grady: OK. Let's get a handle on some numbers. You had just briefly touched on - I think you said $1.9 billion. You were also talking about your 8-K. In the Company's last annual report you had actually updated the financial model for this project. So, let's numbers here. Where are the new numbers right now?

Drohan: The original financial model that we did was probably in 2006-2007 and we then updated it last year, and we just recently updated it again. Because of all of the turmoil in the financial markets there has been lots of movement in both pricings of raw materials and construction prices as well as pricing for - sales prices for housing and hotels and things like this. What we are going to be building now is basically a theme park, which is this gorgeous seven pearl shaped buildings surrounded by hotels and retail establishments and restaurants and then two thousand houses in a residential complex which will all be for sale. So the numbers run like this: from day one - which we'll say pick a date, August- September, for five years going forward from that day, we will spend in the construction of design, development, construction and management of everything for the project about $2 billion dollars. We'll start out with capital of $110 million dollars and that basically comes from our sale of the 49.5% of our local sub. Omagine, Inc., which will be the majority holder, is going to invest $650,000 into that sub, and our other four shareholders are going to invest $109 million dollars. That sounds disproportionate but believe me, they're all are getting a great deal because of such a fabulous project. So we'll go forward then, and we'll do some bank borrowings and the numbers will run $4 million dollars -- $4 billion dollars I'm sorry - in cash will be generated over five to six years; $2 billion dollars in expenses plus other expenses for marketing and such. And we expect that the - and I'm a conservative guy, believe me - but I think that the model will show on a conservative basis that we'll have about $900 million dollars in positive cash flow to a billion dollars in positive cash flow. If you discount that back to the present day - say to the day we sign the Development Agreement - you get about half that, so about $400 million
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dollars in cash flow, of which we, Omagine, Inc., the public company OMAG, own fifty per cent.  50.5 per cent.

O'Grady:  Right.

Drohan: To me that gives a valuation immediately following the signing of the Development Agreement of a - the number of shares divided into approximately $200 million dollars. We have about eleven million shares and two hundred million dollars - it's about, a nice number.

O'Grady:  Yes, it is.

Drohan:  Now that's me valuing it.

O'Grady:  Yeah.

Drohan: I have to say that you can't rely on this actually occurring in the stock market. Who knows what happens? But those are the real numbers. And it's almost - interesting for our company Al - it's almost unbelievable what is going to happen. And we're taking this little company which is as clean as a whistle and audited and everything ready to go, and move up to NASDAQ if we can, and we're going to push through this huge project and we're going to use that project to generate enormous earnings for our shareholders, and to be a lever onto the next projects that we hope to do around the region and around the world.

O'Grady: You were leading right into my next question. You got a multi-billion dollar project. Serious capital dollars. You're are on the OTC. You did mention NASDAQ. Is that part of your short term, or even longer term horizons?

Drohan:  Absolutely.

O'Grady:  Moving to a higher. . .

Drohan:  I'm sorry. I did not mean to cut you off.

O'Grady:  No. That's OK.

Drohan: It's absolutely part of our plan. Because what we want to is have the highest exposure for our shareholders. Everything we do we do for our shareholders. That sounds trite again but
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believe me, it's in fact true. What we want to do is get off the
OTC, not because it's a bad place - it's been good for us. But we're surrounded by lots of companies with no exposure. We want to be up on NASDAQ. If you want to get there you have to fulfill the NASDAQ requirements. We very carefully paid attention to that over the years. We have three independent directors on our board. We're always audited. All of our 10-K's [annual reports] and 10-Q's [quarterly reports] are always filed on time. So we have all of the qualifications for NASDAQ, except for the stock price and the assets, which we will have shortly, if what I am predicting to come true indeed does come true.

O'Grady:  OK.

Drohan: So what we hope to do is get those requirements fulfilled and get up on a listing where we get a lot more exposure for our stock.

O'Grady: Great, and that will be a very, very interesting. We will certainly be watching in terms of the developments on that. Frank, we are quickly running out of time. The time just really does fly by. And you've got so many things on the go here. Any final thoughts, any one last point that you'd really like to emphasize for your shareholders or someone new to the story?

Drohan: Well I think we've covered a lot and I would recommend to anyone that wants to know about the story they should read our 10-K's and 10-Q's because we absolutely put the story in there in exhaustive detail, and by the way as I've said earlier, quite conservatively in terms of our projections. So, I just think of the old saying that a rising tide raises all boats, you know. And I think if what is in our 10-K's and what is described in our 10-K comes to pass, which I foresee that it will shortly, we will have a tidal wave rather than a rising tide and our shareholders in those boats hopefully will be rising along with us.

O'Grady:  Exactly.

Drohan:  And we look forward to all of that happening.

O'Grady: Absolutely. Frank, I think you and I can probably talk about this for about an hour or so, but unfortunately we are restricted for time.

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Drohan:  Absolutely. I'm ready. I'm ready.

O'Grady: Yeah [laughter]. I certainly look forward to more news and hopefully things go well and certainly continued success. And I look forward to talking with you again. Frank thanks very much for your time and sharing your thoughts with us about Omagine.

Drohan:  Thanks a lot Al. I appreciate you having me on.

O'Grady:  And Omagine trades on the OTCBB under the symbol OMAG.
And you've been listening to Frank Drohan, President and CEO of Omagine on today's Small Cap Show produced by Agoracom. I'm Al
O'Grady. Thanks for joining us.